Exhibit 99.(a)(5)(C)

PRESS RELEASE

CONTACT: Todd Pozefsky

(203) 458-5807

WHITE MOUNTAINS ANNOUNCES

FINAL RESULTS OF ITS TENDER OFFER

HAMILTON, Bermuda, September 19, 2017 — White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today the final results of its “modified Dutch auction” tender offer. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on September 14, 2017.

Based on the final count by the depositary for the tender offer, 718,971 shares were properly tendered and not properly withdrawn at or below the final purchase price of $875 per share.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, the Company has purchased 586,732 shares at the final purchase price of $875 per share on a pro rata basis, except for tenders of odd lots, which have been accepted in full, for a total cost of approximately $513.4 million, excluding fees and expenses related to the tender offer. White Mountains has determined that the proration factor for the tender offer, after giving effect to the priority of the odd lots, is approximately 81.4%. The shares purchased in the tender offer represent approximately 13.5% of White Mountains’s shares outstanding as of August 16, 2017.

Payment for the shares purchased under the tender offer will be made promptly, and all shares tendered and not purchased will be returned promptly to shareholders.

The Company expects to have 3,750,081 common shares outstanding as of the time immediately following payment for the accepted shares.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., at (800) 893-5865 (toll free) or by email at wtm@dfking.com. The dealer managers for the tender offer were Barclays Capital Inc. and J.P. Morgan Securities LLC.

White Mountains is traded on the New York Stock Exchange under the symbol “WTM” and the Bermuda Stock Exchange under the symbol “WTM-BH”.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”. All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-

looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•                                  change in adjusted book value per share or return on equity;

•                                  business strategy;

•                                  financial and operating targets or plans;

•                                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                  expansion and growth of its business and operations; and

•                                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                  the risk that OneBeacon’s proposed merger with Intact Financial Corporation (the “OneBeacon Transaction”) may not be completed on the currently contemplated timeline or at all;

•                                  the possibility that any or all of the various conditions to the consummation of the OneBeacon Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals);

•                                  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated May 2, 2017, among OneBeacon, Intact Financial Corporation and the other parties thereto (the “Merger Agreement”), including in circumstances which would require OneBeacon to pay a termination fee or other expenses;

•                                  risks related to diverting management’s attention from White Mountains’s or OneBeacon’s ongoing business operations and other risks related to the announcement or pendency of the OneBeacon Transaction, including on White Mountains’s or OneBeacon’s ability to retain and hire key personnel, their ability to maintain relationships with its customers, policyholders, brokers, service providers and others with whom they do business and their operating results and business generally;

•                                  the risk that shareholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability;

•                                  the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed February 27, 2017;

•                                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                                  the continued availability of capital and financing;

•                                  general economic, market or business conditions;

•                                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                                  an economic downturn or other economic conditions adversely affecting its financial position;

•                                  recorded loss reserves subsequently proving to have been inadequate;

•                                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•                                  other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. Except for our obligations under Rule 13e-4(c)(3) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to shareholders or as otherwise required by law, the Company assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.